CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

     We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-8) and related Prospectus on Form S-3 of Insignia Financial Group, Inc. for the registration of 728,000 shares of its common stock and to the incorporation by reference therein of our report dated February 21, 1996, with respect to the consolidated financial statements of Insignia Financial Group, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 1995, filed with the Securities and Exchange Commission.

                                          /s/   Ernst & Young LLP

Greenville, South Carolina
December 11, 1996



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